March 2019

Preliminary Terms No. 1,688

Registration Statement Nos. 333-221595; 333-221595-01

Dated March 4, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the underlying index. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 6, 2020
Underlying index:	MSCI USA Women’s Leadership Index. See “MSCI USA Women’s Leadership Index Overview” beginning on page 9.
Aggregate principal amount:	$
Payment at maturity per PLUS:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final index value is less than or equal to the initial index value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	June 30, 2020, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	300%
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity:	$11.15 per PLUS (111.50% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	March 29, 2019
Original issue date:	April 3, 2019 (3 business days after the pricing date)
CUSIP:	61768X424
ISIN:	US61768X4245
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.634 per PLUS, or within $0.15 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per PLUS	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” on page 12.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the PLUS” and “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017	Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 15 months
Leverage factor:	300% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$11.15 per PLUS (111.50% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Coupon:	None

The original issue price of each PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $10. We estimate that the value of each PLUS on the pricing date will be approximately $9.634, or within $0.15 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

March 2019	Page 2

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the MSCI USA Women’s Leadership Index.  In exchange for enhanced performance of 300% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $11.15 per PLUS.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  Investors may lose their entire initial investment in the PLUS.  All payments on the PLUS are subject to our credit risk.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario	The underlying index increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 300% of the index percent increase, subject to the maximum payment at maturity of $11.15 per PLUS (111.50% of the stated principal amount).
Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario	The underlying index declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index over the term of the PLUS. For example, if the final index value is 30% less than the initial index value, the PLUS will redeem at maturity for a loss of 30% of principal at $7.00, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

March 2019	Page 3

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.15 per PLUS (111.50% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪ Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity of $11.15 per PLUS (111.50% of the stated principal amount) at a final index value of approximately 103.83% of the initial index value.

▪	If the underlying index appreciates 2%, the investor would receive a 6% return, or $10.60 per PLUS.

▪	If the underlying index appreciates 50%, the investor would receive only the maximum payment at maturity of $11.15 per PLUS, or 111.50% of the stated principal amount.

▪	Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $10 stated principal amount.

▪	Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

March 2019	Page 4

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

March 2019	Page 5

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the underlying index over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.15 per PLUS, or 111.50% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 111.50% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 3.83% of the initial index value will not further increase the return on the PLUS.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “MSCI USA Women’s Leadership Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The underlying index may not be successful and may underperform alternative investment strategies. There can be no assurance that the underlying index will achieve positive returns over any period. Each quarter, MSCI Inc. (“MSCI”) selects the Index Components from the components of the MSCI USA IndexSM, as described in “MSCI USA Women’s Leadership Index Overview” below. Therefore, the determination as to which components of the MSCI USA IndexSM will be included in the underlying index for each quarterly period will be made solely by MSCI. In general, if the Index Components appreciate over a period, the level of the underlying index will increase, and if they depreciate over that period, the level of the underlying index will decrease, perhaps significantly. However, there is no guarantee that the underlying index will outperform the MSCI USA IndexSM or equity markets generally, and the performance of the underlying index may be less favorable than alternative investment strategies that could have been implemented, including strategies adopting different, rules-based criteria or without determinations made by MSCI.

▪	The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations. As described in “MSCI USA Women’s Leadership Index Overview” below, the underlying index follows a specific methodology, with determinations made by MSCI as to which components of the MSCI USA IndexSM will be selected as Index Components of the underlying index for a given quarterly period. The underlying index methodology was developed by MSCI and may differ substantially from alternative investment strategies with similar objectives. Decisions to include or exclude components of the underlying index will be made solely by MSCI, and such decisions will affect the performance of the underlying index on an ongoing basis. Additionally, MSCI will make decisions regarding the Index Components at its own discretion, without regard to investor expectations. For example, pursuant to the third criterion for inclusion in the underlying index, MSCI can exercise discretion in determining that a company has experienced a Discrimination & Workplace Diversity controversy and in evaluating the severity of a controversy, which could lead to exclusion of that company from the underlying index. Neither we nor you will have any ability to impact decisions made by MSCI regarding the Index Components, and the underlying index may include components that differ significantly from those of alternative investments strategies with similar objectives. The underlying index may underperform such alternative investment strategies, perhaps significantly.

▪	The underlying index is not a market capitalization-weighted index. As described below in “The MSCI USA Women’s Leadership Index - Index Component Weightings,” Index Components will have different weightings within the underlying index than the same companies have within the MSCI USA IndexSM, which may result in unexpected and potentially adverse weightings for Index Components. This is because only the sector weightings of the underlying index (as opposed to the individual

March 2019	Page 6

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

component weightings) track the weightings of the MSCI USA IndexSM. If, for example, only one company from a particular sector were to be included in the underlying index due to MSCI’s determinations pursuant to the underlying index construction methodology, that company would be assigned the same weighting as its entire sector is assigned in the MSCI USA IndexSM, which could lead to significant effects on the performance of the underlying index. It is impossible to predict whether the underlying index weightings will cause the underlying index to perform better or worse than the MSCI USA IndexSM. The underlying index will perform differently, and perhaps worse, than if it were a market capitalization-weighted index or if it used an alternative weighting mechanism.

▪	As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. Past performance is never a guarantee of future performance.

▪	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

March 2019	Page 7

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the

March 2019	Page 8

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2019	Page 9

Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

MSCI USA Women’s Leadership Index Overview

The MSCI USA Women’s Leadership Index (the “Index”) is a price-return index developed by MSCI Inc. with the goal of tracking the price performance of those companies that exhibit a commitment toward gender diversity among their boards of directors and other leadership positions. Specifically, the Index is designed to provide investors with exposure to U.S.-based companies that satisfy three gender diversity criteria:

1.	Women in leadership positions;

2.	Percentage of women on the board of directors; and

3.	Absence of discrimination and workforce diversity controversy

, each of which is described in more detail below.

All of the Index Components (as defined below) are components of the MSCI USA IndexSM, subject to the three filtering criteria above. Additionally, the weighting of Index Components within the Index differs from the weighting of components within the MSCI USA IndexSM. For additional information, see “Index Component Weightings” below.

As of January 31, 2019, the Index had 252 Index Components, while the MSCI USA IndexSM had 620 components.

The Index is calculated, published and disseminated daily by MSCI. The Index was launched on August 4, 2016 and is reported by Bloomberg L.P. under the ticker symbol “MXCXJPMF.” For the purposes of the accompanying index supplement, the Index is one of the “MSCI Global Investable Market Indices.”

Index Universe

The universe of stocks from which MSCI selects eligible stocks for inclusion in the Index consists of all of the stocks in the MSCI USA IndexSM. The MSCI USA IndexSM is a free float-adjusted market capitalization index intended to reflect the sectoral diversity of the United States equity market and to reflect the performance of United States companies that are available to investors worldwide. For more information regarding the MSCI USA IndexSM, see “MSCI USA IndexSM” in the accompanying index supplement.

Index Construction

The Index is recomposed quarterly, at the end of each February, May, August and November, to include all companies from the MSCI USA IndexSM that satisfy the following three criteria (each, an “Index Component”). For the purposes of the below, gender data regarding directors and Leadership Positions are taken as of the end of the month preceding a quarterly index review.

(1) Women in Leadership Positions

An Index Component must have either at least (i) three directors who are women or (ii) (a) one director who is a woman and (b) and one other woman in a Leadership Position. A “Leadership Position” is any one of the following:

•	Chairperson;

•	Co-Chairperson;

•	Executive Chairperson;

•	Lead director (for the avoidance of doubt, this director must be in addition to another director who is a woman);

•	Chief Executive Officer;

•	Co-Chief Executive Officer; or

•	Chief Financial Officer.

(2) Percentage of Women on the Board of Directors

The percentage of women on an Index Component’s board of directors must be greater than the average percentage of women on boards of directors across all companies within the United States.

(3) Absence of Discrimination and Workforce Diversity Controversy

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

An Index Component must have a score greater than 2 for the MSCI ESG Controversies ratings system key performance indicator “Labor Rights & Supply Chain – Discrimination & Workforce Diversity.” The MSCI ESG Controversies ratings system is a service provided by MSCI designed to provide assessments of companies’ social, environmental and governance controversies. MSCI defines a “controversy” as an instance or ongoing situation in which company operations and/or products allegedly have a negative environmental, social and/or governance impact. MSCI employs 185 research analysts who access data from sources including publicly available company disclosure, academic, governmental and non-governmental organizations and over 1,600 media sources to assess companies’ exposure to and management of social, environmental and governance controversies.

Under the MSCI ESG Controversies rating system, each company starts with a “perfect 10” score (indicating “no controversies”) in each of 28 key performance indicators measured by MSCI, including “Discrimination & Workforce Diversity.” The “Discrimination & Workforce Diversity” key performance indicator measures the severity of controversies related to a firm’s workforce diversity, including its employees as well as temporary employees, contractors and franchisee employees. Topics related to “Discrimination & Workforce Diversity” include allegations of discrimination on the basis of sex, race, ethnicity or other characteristics. A score for a key performance indicator may be reduced by MSCI’s assessment of the controversies affecting a given company. MSCI defines each controversy as “Very Severe,” “Severe,” “Moderate” or “Minor,” depending on MSCI’s assessment of the scale and nature of the impact of the controversy on the company. This initial severity assessment may be revised due to a number of factors that, in MSCI’s judgment, can influence a final assessment, including:

•	Whether there are extenuating or exacerbating circumstances;

•	Whether the controversy is structural (i.e., reflecting an underlying problem at the company) or non-structural; and

•	Whether the controversy is ongoing, concluded or simply of historical concern.

MSCI, in its discretion, lowers the numerical score of a company in a key performance indicator such as “Discrimination & Workforce Diversity” based on MSCI’s assessment of controversies that impact such key performance indicator. For a company to have a “Discrimination & Workforce Diversity” score of 2 or less (meaning that the company will not be included as an Index Component in the Index, even if it meets the first two criteria for inclusion), MSCI must have determined that the company has faced “Very Severe” or “Severe” structural diversity-related controversies or “Severe” ongoing diversity-related controversies.

Determinations relating to “Discrimination & Workplace Diversity” are made solely by MSCI. See “Risks Factors - The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations” above.

Index Component Weightings

Once Index Components are selected for inclusion in the Index pursuant to the criteria under “Index Construction” above, the Index Components are weighted in two steps. First, each sector that each Index Component belongs to (as determined pursuant to the GICS classification) is assigned the same weight as that sector has within the  MSCI USA IndexSM. Second, the Index Components within each sector are weighted equally so that the aggregate sector weight is equal to the sector weight established in the previous step. Due to this weighting methodology, the Index is not a market capitalization-weighted index, unlike the MSCI USA IndexSM, and the Index Components will have different weightings within the Index than the same companies will have within the MSCI USA IndexSM. It is impossible to predict whether these weightings will cause the Index to perform better or worse than the MSCI USA IndexSM. For more information, see “Risks Factors - The underlying index is not a market capitalization-weighted index.”

Index Maintenance

The Index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve Index continuity, continuous investability of Index Components, Index stability and low Index turnover. The treatment of some common corporate events is outlined below.

Event Type	Event Details
New Additions to the MSCI USA IndexSM	A new security added to the MSCI USA IndexSM (such as an IPO or other new inclusion) will not be added to the Index.
Spin-Offs	All securities created as a result of the spin-off of an existing Index Component will be added to the Index at the time of event implementation. Reevaluation for continued inclusion in the Index will occur at the

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
subsequent quarterly index review.
Merger/Acquisition

For mergers and acquisitions, the acquirer’s post-event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the Index.

If an existing Index Component is acquired by a non-Index Component, the existing Index Component will be deleted from the Index and the acquiring non-Index Component will not be added to the Index.

Changes in Security Characteristics	A security will continue to be an Index Component if there are changes in characteristics (sector, etc.). Reevaluation for continued inclusion in the Index will occur at the subsequent index review.

Index maintenance also involves additional ongoing event-related changes and other similar corporate events. Outside of the corporate events described above, no new Index Components will be added to the Index between quarterly index reviews. However, deletions from the MSCI USA IndexSM will be reflected immediately in the Index.

Historical Information

Information as of market close on March 1, 2019:

Bloomberg Ticker Symbol:	MXCXJPMF
Current Index Value:	1,312.36
52 Weeks Ago:	1,262.72
52 Week High (on 9/21/2018):	1,378.90
52 Week Low (on 12/24/2018):	1,095.71

The following graph sets forth the historical daily closing values of the underlying index for the period from August 4, 2016 through March 1, 2019. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The underlying index was launched on August 4, 2016 and therefore has limited historical performance. The index closing value of the underlying index on March 1, 2019 was 1,312.36.

MSCI USA Women’s Leadership Index Daily Index Closing Values August 4, 2016 to March 1, 2019

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
MSCI USA Women’s Leadership Index	High	Low	Period End
2016
Third Quarter (from August 4, 2016)*	1,063.25	1,027.36	1,051.13
Fourth Quarter	1,100.89	1,003.55	1,076.58
2017
First Quarter	1,148.51	1,076.58	1,129.32
Second Quarter	1,163.61	1,113.46	1,154.22
Third Quarter	1,191.08	1,140.72	1,191.08
Fourth Quarter	1,269.81	1,196.68	1,262.59
2018
First Quarter	1,353.94	1,220.46	1,255.68
Second Quarter	1,326.94	1,228.05	1,289.52
Third Quarter	1,378.90	1,290.02	1,367.29
Fourth Quarter	1,367.70	1,095.71	1,164.28
2019
First Quarter (through March 1, 2019)	1,312.86	1,142.05	1,312.36

*The underlying index was launched on August 4, 2016 and therefore has limited historical performance.

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	MSCI Inc. or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following that valuation date as postponed.
Denominations:	$10 per PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the trustee for delivery to the depositary, as holder of the PLUS, on the maturity date.

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Shearman & Sterling LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

•

A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

•

Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to instruments issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Shearman & Sterling LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $10 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third party dealers.  We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).  ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)

our interests are adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the PLUS should consult and rely on their own counsel and advisers as to whether an investment in the PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.175 for each PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan

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Morgan Stanley Finance LLC
PLUS Based on the Value of the MSCI USA Women’s Leadership Index due July 6, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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